Exhibit 10.3*

* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2 or Rule 406.

             AMENDMENT NUMBER THREE TO HP/EMS MANUFACTURING AGREEMENT

This AMENDMENT NUMBER THREE TO HP/EMS MANUFACTURING AGREEMENT (the "AMENDMENT") is entered into as of June 27, 2003 ("Amendment Effective Date") by and among Enhanced Memory Systems, a Delaware corporation ("EMS"), Ramtron International Corporation, a Delaware corporation ("RIC") and Hewlett-Packard Company, a Delaware corporation ("HP").

WHEREAS, HP and EMS entered into the "HP/EMS Manufacturing Agreement" effective May 26, 2000, as amended by the "Amendment to HP/EMS Manufacturing Agreement" dated February 8, 2002, and "Amendment Number Two to HP/EMS Manufacturing Agreement" dated April 14, 2003 (collectively, the
"Manufacturing Agreement") for the design of an HP Product generally described as an Embedded-DRAM for manufacture in Infineon's 0.17 um Embedded-DRAM process (the design and development of the HP Product is also referred to as the "Pegasus Project");

WHEREAS, HP, RIC and EMS wish to further amend the Manufacturing Agreement to provide for (a) the immediate transfer of title and possession rights of certain Necessary Software and Hardware from EMS and RIC to HP, (b) the provision by EMS and RIC contract engineering services to HP for design, development and product support, (c) to revise the Statement of Work, and
(d) to further amend the Manufacturing Agreement to accomplish and meet these new goals with respect to Pegasus Project.

NOW THEREFORE, HP, RIC and EMS agree to amend the Manufacturing Agreement as follows:

1. Delete Section 4.6 of the Manufacturing Agreement in its entirety and replace with the following:

    4.6 Upon execution of this Amendment, EMS and RIC shall immediately transfer title and physical possession to HP of the Necessary Software and Hardware set forth in Exhibit N-3. If transfer cannot be effected then: (i) such Necessary Software and Hardware shall be tagged as HP Property solely for the purposes of Sections 4.2.5 and 23.2; (ii) EMS appoints HP as its attorney-in-fact for the sole purpose of executing and filing, on EMS's and RIC's behalf, UCC-1 financing statements (and any appropriate amendments thereto), as required by HP for protective purposes to evidence HP's continuing right, title and ownership of the Necessary Software and Hardware; and, (iii) HP may, from time to time, inspect the Necessary Software and Hardware. HP hereby grants back to EMS and RIC, a paid-up, royalty-free license to make, use and sell EMS products using such Necessary Software and Hardware for any EMS or RIC product.

                                   Page-1

2. Delete Section 23.5 of the Manufacturing Agreement in its entirety and replace with the following:

    23.5 HP Termination. If HP terminates this Agreement or an Exhibit hereto due to EMS's and/or RIC's breach under this Section 23, then: a) EMS and RIC shall not be obligated to accept further applicable purchase orders after receiving notice; b) HP may cancel any previously accepted purchase orders; c) HP shall be entitled to exercise the rights set forth in Section 4.2.5(i); d) HP may procure, upon such terms and in such manner as HP reasonably deems appropriate, products similar to the HP Products; and, e) to the extent HP actually purchases products similar to the HP Products, then EMS and RIC shall reimburse HP upon demand for additional costs incurred by HP in purchasing, qualifying and testing such products that are similar to the HP Products. In no event in the case of a breach by EMS/RIC shall EMS or RIC pay mutually agreed upon NRE costs in excess of those NRE payments made to EMS and RIC by HP under this Agreement. EMS and RIC further agree to continue the performance of this Agreement to the extent not terminated under the provisions of this Section. The parties further acknowledge and agree that upon EMS' completion of the work set forth in Exhibit F-3, or upon HP's termination of the Manufacturing Agreement, as amended, for reasons other than a breach by EMS, that in any such events EMS/RIC shall be relieved of any and all obligations pursuant to the Manufacturing Agreement (as amended) that do not survive pursuant paragraph 23.3 ("Surviving Provisions"). Notwithstanding anything in the Manufacturing Agreement to the contrary, the Manufacturing Agreement shall terminate upon HP's delivery of written notice to RIC/EMS that all EMS and/or RIC work and obligations pursuant to Exhibits F-3, N-3, and Q-3 has either been fully completed or, if not fully completed, delivery of any such uncompleted work is waived in writing by HP. Upon termination as set forth herein, any outstanding payment(s) due RIC/EMS shall be paid pursuant to the terms of Manufacturing Agreement, and the Surviving Provisions shall apply.

3. EMS and RIC also agree to provide all Deliverables, in their then current state, as defined in Section 23.6 below and provide continuing IP rights to HP as further defined in this Agreement. EMS and RIC shall maintain, and HP shall pay for, appropriate levels of resources for the Pegasus Project through the duration of activities set forth in Exhibit F-3 ("Statement of Work) annexed hereto.

4. HP believes amount owed RIC/EMS for post-Amendment 2 through May 31, 2003 invoices is $0. Other than as set forth in this Amendment, HP shall not be obligated to make any further payments to EMS or RIC regarding, and shall in no event be liable for, any expenses or liabilities incurred by EMS or RIC prior to the Amendment Effective Date including, but not limited to, EMS' or RIC's acquisition of masks, design db, or any other items set forth in Exhibit N-3. Notwithstanding anything to the contrary in this Section 0, there shall be no further masks that follow the B0 revision.

                                   Page-2

5. HP shall pay any undisputed invoices received for EMS and RIC contract engineering services and ongoing product support services provided to HP after the Amendment Effective Date at a rate equal to EMS' or RIC's Direct Personnel Cost, as applicable. HP shall provide EMS and/or RIC, as applicable, with an Order requesting any such EMS or RIC services. The parties agree that the anticipated Direct Personnel Costs of EMS or RIC, as applicable, through completion of the Statement of Work as set forth in Exhibit F-3 attached hereto shall not exceed Three Hundred Thousand ($300,000.00) Dollars without HP's prior written authorization to EMS and RIC to enable EMS and RIC to exceed such estimated costs.

6. Commencing upon the Amendment Effective Date, HP shall pay EMS and RIC for HP's use of tester equipment located in Colorado Springs at the monthly rate of Sixty-four Thousand ($64,000) Dollars per month through July 31, 2003. EMS and RIC guarantee that HP shall have no less than six and one-half (6.5) hours of available test time per day between the hours of 6:00 AM through 9:00 PM, Monday through Friday. Test times outside the aforementioned timeframe shall be mutually agreed to. After July 31, 2003, HP, RIC and EMS will negotiate in good faith the parameters and fees for continued HP access to tester equipment and provision of test time support by EMS and RIC.

7. Should EMS and RIC (a) complete their obligations as set forth in Exhibits F-3 and Q-3, and (b) provide HP with physical possession of all documentation, equipment, and/or materials set forth in Exhibit N-3 of Amendment 3 then HP, upon completion and/or receipt of the foregoing, will pay EMS and RIC an additional payment in an amount equal to twenty (20%) percent of all Direct Personnel Cost payments made by HP to EMS and RIC for contract engineering services and ongoing product support services provided to HP from the effective date of Amendment 2 (April 14, 2003) through the date HP accepts the deliverables provided by EMS and RIC pursuant to Exhibit F-3.

8. Delete Exhibits F-2, N-2, P-2 and Q-2 in their entirety and replace with Exhibits F-3, N-3 and Q-3 attached hereto. Any reference to "Key Personnel" shall pertain to personnel identified in Exhibit F-3.

9. EMS shall provide HP with the rights to the equipment and materials as set forth in Exhibit Q-3 attached hereto. To enable HP to fully enjoy such rights, the parties hereby agree that should any EMS and/or RIC subcontractor refuse to disclose to HP any confidential information of EMS and/or RIC that is relevant to the activities, assets, or other contractual rights transferred from EMS and/or RIC to HP under the Manufacturing Agreement and/or this Amendment, then HP shall notify EMS and/or RIC, as applicable, of such inability to obtain such needed information. Upon receipt of HP's notice, EMS and/or RIC shall immediately inform such subcontractor that EMS and/or RIC agree to permit the subcontractor to disclose such EMS and/or RIC confidential information to HP.

                                   Page-3

10.  Settlement and Release

     10.1 Concurrent with the execution of this Amendment and except as set forth in this Amendment, each party, on behalf of itself and on behalf of each of its parent corporations, divisions, subsidiaries, affiliates, predecessors, successors, and assigns, hereby releases and forever discharges the other party, and each of said other party's respective parent corporations, divisions, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, trustees, heirs, beneficiaries, executors, administrators, attorneys, employees, and agents from any and all actions, causes of action, claims, counterclaims, cross claims, third party claims, debts, demands, liabilities, lawsuits, accounts, covenants, contracts, promises, agreements, doings, omissions, obligations, costs, attorneys' fees, expenses, damages, and claims of every name and nature, known and unknown, in law and in equity, which existed, may have existed and/or which could have been asserted from the beginning of the world to the Amendment Effective Date of this Amendment No. Three arising out of and/or relating to the Manufacturing Agreement, as amended, under any foreign, federal, state, or municipal law, regulation or common law cause of action.

     10.2 Each party hereby waives and relinquishes any right or benefit which it has or may have against the other party as of the date of this Amendment concerning, arising out of, and/or relating to the Manufacturing Agreement regardless of whether said right or benefit was known or unknown at the time that the party executed this Amendment. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it or its attorneys, agents, consultants, officers, employees, or accountants may hereafter discover claims or facts in addition to or different from those now known or believed to exist. Nevertheless, it is the intention of each party to fully, finally and forever settle, release, and agree not to sue over any and all such claims, causes of action, and other matters as set forth in this Amendment. In furtherance of this intention, the releases and agreements not to sue set forth in this Amendment shall be and remain in effect as full and complete releases notwithstanding the subsequent discovery or existence of any such additional or different claim or fact.

           In entering into this settlement and granting the releases and covenants not to sue set forth in this Amendment, each party knowingly and willingly waive any rights it may have under Section 1542 of the California Civil Code (and/or under any similar statute or law of any other jurisdiction), which provides:

                                   Page-4

               Section 1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

           Each party also waives any right it may have under any similar federal law or statute and under any similar law or statute of another state or jurisdiction.

     10.3 Each Party acknowledges it will not institute, maintain, assist or otherwise encourage any action, litigation or proceedings of any kind against the other nor aid any third party in any action against the other arising out of the Manufacturing Agreement.

     10.4 The Parties agree that this Amendment may not be used as evidence in a proceeding of any kind except one in which a party alleges a breach of the terms of this Amendment or one in which a party elects to use this Amendment as a defense to any claim. In the event of breach of the terms of this Amendment, the breaching Party will indemnify and hold the other harmless from any claims resulting solely and directly from such breach of this Amendment including, but not limited to, attorney fees and costs.

     10.5 Each Party disclaims any liability to the other, and it is expressly understood and agreed that neither this Amendment nor any actions referenced or required by this Amendment will be deemed evidence or an admission of any liability or wrongdoing by either party.

     10.6 Each Party represents and acknowledges this Amendment has been freely and voluntarily entered into and that no oral or written representations, statements, covenants, inducements warranties, or promises of any kind, unless specifically contained in this Amendment, have been made by either party to induce or otherwise influence the other to enter into this Amendment. Each of the Parties acknowledge that: they have been represented by counsel of their choice throughout the negotiation of this Amendment; their respective counsel has fully explained to them the legal effect of this Amendment and of the stipulation of dismissal with prejudice, the release, the covenant not to sue, and all other material provisions hereof; they are entering into this Amendment willingly and voluntarily; and they fully understand the terms, conditions, and obligations imposed by this Amendment.

                                   Page-5

11. Except as otherwise provided herein, all of the terms, covenants and conditions used herein shall have the meanings ascribed to them in the Manufacturing Agreement. In the event of a conflict among the terms and conditions of this Amendment and the Manufacturing Agreement, the following order of precedence shall prevail: (a) this Amendment; and (b) the Manufacturing Agreement.

AGREED AND APPROVED
EMS                                       HEWLETT-PACKARD COMPANY

By:  /S/  Greg Jones                      By:  /S/  **
   ---------------------                     -----------------------
Name:  Greg Jones                         Name:  **
Title  President, Ramtron                 Title:  **
       Director, EMS                             7/1/03

By:                                       By:

Name:                                     Name:

Title                                     Title:

                                   Page-6

                                 EXHIBIT F-3

                              Statement of Work

Work to be completed on Pegasus Program
---------------------------------------

Background.  HP plans to only use the Pegasus DRAM to build prototype systems
for HP internal use.    HP does not plan to manufacture any further design
revision past A4. However, the design, documentation, and test programs do need to be archived at HP and HP needs to be able to release a new version of Pegasus in the event a new business need arises. Further test development will be directed toward meeting HP's internal prototype needs. To support the work to be completed HP plans for five (5) EMS engineers in June and four
(4) in July. This work is to be completed at HP's sole discretion and may be stopped at any time. EMS would be given one week notice prior to cessation of engineering activity. The EMS and RIC personnel required to complete the tasks set forth in this Exhibit F-3 are identified below;

June:
     **
     **
     **
     **
     **

July:
     **
     **
     **
     **

Specific tasks to be accomplished are described below;

Consult on resolution of bug 323.  This is a bug associated with redundant
columns which causes                **              connected to a single
Read/Write register.  Currently this bug is not being caught by package
screen and is affecting a majority of processor modules, exposing   **
           **     due to interaction with bug 182 ("cold" failures).  This
bug must be resolved to minimize occurrence of data corruption in prototype systems. The EMS and HP technical staff believe that this bug can be avoided through placing restrictions on the use of redundancy elements. This ability to avoid this bug through redundancy restrictions must be demonstrated and deployed in the test flow at Infineon.

Completion criteria for this activity includes 1 lot run with no bug related fallout at module test due to the Bug 237/323 module screen. EMS must implement a test flow to screen for Bug 237/323 in the manner prescribed. If the prescribed screen is implemented in the manner defined by HP and the results do not prevent module fallout, this will not be a condition for compliance to item 6 in this amended agreement.

                                   Page-7

In addition, a description of the root cause of this bug and potential circuit changes which could be made to fix it must be documented.

Consult on resolution of bug 318. Support HP in identifying root cause for bug 318. Implement screens that can be identified in the July time frame in support of this effort. Final verification of the efficacy of any screen identified will not be a condition for compliance to item 6 in the Amendment 3 agreement. Failure to identify a suitable screen will also not be a condition of compliance for item 6 in Amendment 3.

Wafer Test Work:

Bug 313 verified/fixed: Respond with new test flow for wafers probe if it turns out current workarounds for B237/323 are not effective based on fallout at package test and if a suitable probe screen can be identified in this time frame.

Wafer Test Stability: Make best efforts to analyze data from wafer test with possible new experiments or data collection to determine root-cause and correct suspected instabilities/non-repeatability issues with wafer test.

Package Test Work:

Package Test Time Improvements: Deliver a Package test revision that meets the need for proto-type volume as possible. The full content of this revision will be determined with input from HP and EMS engineering staffs but it will include the following:

Future test flow:
T1 at hot 90C.
Postburnin:
           T3 at hot 90C.
           T4 at cold 15C.

All sort 1,2,3,4 at pre-burn-in will be burned in.
Only sort 2,3 at hot will be run cold.
All failures at cold will be marked good hot.

Tests to remove at all testpoints and from binning:

1. Fuse read tests. (5,6,7)
2. Extra parametric tests. (22,23,32,33)
      All current binning can be done off the 278 tests.
3. Frequency search tests. (50-60)
4. CQ toggle test. (396,397,696,697,996,997)
5. Two tests not used. (93,94)
6. All 220 MHz testing

                                   Page-8

Binning to change:

1. Bug323 tests(61-69) should be removed from sort6.
2. Bug323 tests should be placed in their own bin(sort4).

This bin should be parts that pass all functional tests at 278, 250 etc. They will also pass all tests that would cause parts to fall into sort6,7,8.
     These parts will fail only the bug323 tests.
Test flow archived at HP:
     All test vectors, configuration files, documentation and supporting programs necessary to release wafer and package tests transferred to HP systems and HP engineers trained in the process.

Document and verify test release process to Infineon.

Document and verify test release process to UTAC.

Test Data archived at HP
     All Test data archived at HP.   All new test data from UTAC and Infineon
     that is sent to EMS will be forwarded to HP.

                                   Page-9

                                 EXHIBIT N-3

N-3.1 Necessary Software and Hardware

  -  Design databases (schematics, artwork, package design documentation).
  -  Input decks and simulation files for Spice analysis.
  -  Spice Decks
  -  Package design (received)
  -  Contact/revision information for s/w tools (Smartspice, Cadence).
  -  DUT board (the physical object and EMS information and documentation).
  - Engineering Probe cards at EMS (the physical object and vendor information and documentation. This does not include the 'engineering' probe card used at Infineon for Wafer testing in Dresden).
  -  All test software - char/verification/test programs
  - All production test software available to EMS - wafer stress, fuse blow, pre & post fuse test, opens and shorts, hot & cold package test, wafer test and redundancy programming. For any production test software used by EMS that EMS cannot transfer its rights to HP, EMS shall provide information to HP about such production test software to enable HP to pursue its own right to use such software.
  - Redundancy programming documentation as available to EMS. For any redundancy programming documentation used by EMS that EMS cannot transfer its rights to HP, EMS shall provide information to HP about such redundancy programming documentation to enable HP to pursue its own right to use such documentation.
  - Any existing/purchased prototype material at EMS and right to purchase material in the Infineon fab pipeline.
  -  Test chip (design files and any existing/purchased material).
  -  Tester access information and documentation.
  -  All other Pegasus hardware, materials, documentation owned by EMS.
  -  Right to use (sole & exclusive) Mebes database & physical masks
  -  All test data collected on Pegasus material at wafer and package test.

N.3.2 Chip Design & Layout. EMS will provide all written documentation to enable HP personnel and/or HP's designees to use the simulation methodologies and software tools used by EMS in the design of HP Products under the Pegasus Project.

N.3.3 Test Program Development. At all test points during the Pegasus Project, EMS shall participate with HP in creating electronic copies of all test plans and programs.

                                   Page-10

                                 EXHIBIT Q-3

                           Equipment and Materials

1. EMS and RIC shall provide HP with access to equipment and materials located at the EMS facility in Colorado Springs (or at a RIC facility in Colorado) including, but not limited to, the following:

    1.1  Advantest 5592 Tester
    1.2  Probe Cards & Probecards
    1.3  Dut Boards
    1.4  Electroglas EG2001 Prober
    1.5  E-beam Prober (if available)

2. EMS and RIC shall immediately undertake whatever actions necessary to provide HP with access to the Advantest 5592 Tester equipment and materials located at an UTAC facility(ies) - completed.

3. EMS and RIC shall transfer to HP any and all rights held by EMS and/or RIC, now and in the future, to the following equipment and materials located at an UTAC facility(ies):

    3.1  Dut boards
    3.2  Burn-in Boards
    3.3  Burn-in board layout
    3.4  Exclusive use of Bump Mask (FCD or Microfab)
    3.5  Sort Program
    3.6  Exclusive use of Substrate & Mask database
    3.7  Backgrind program

    Prior to any transfer of the rights described in this Section 3, EMS and RIC shall make all payments owed and/or owing to UTAC so that such rights are transferred to HP free and clear of any and all encumbrances and/or payment obligations. EMS and RIC shall effectuate such transfer of rights to HP through novation, assignment or other means of transfer of EMS and/or RIC rights set forth in EMS' and/or RIC's agreements with UTAC.

4. Subject to any pre-existing third party rights, EMS and RIC shall transfer to HP any and all rights held by EMS and/or RIC, now and in the future, to the following equipment and materials located at an Infineon facility(ies):

    4.1  Wafer masks & database
    4.2  Exclusive use of engineering & production (8X) Probe Cards

    Prior to any transfer of the rights described in this Section 4, EMS and RIC shall make all payments owed and/or owing to Infineon so that such rights are transferred to HP free and clear of any and all encumbrances and/or payment obligations. EMS and RIC shall effectuate such transfer of rights to HP through novation, assignment or other means of transfer of EMS and/or RIC rights set forth in EMS' and/or RIC's agreements with Infineon.

                                   Page-11